UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20546

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


                  Nevada                             94-1667468
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


5005 LBJ Freeway
Suite 1000
Dallas, Texas                                             75244
(Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                  Name of each exchange on which
         to be so registered:                 each class is to be registered:

Common Stock, $0.50 Par Value                 New York Stock Exchange


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box:

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box:


        Securities to be registered pursuant to Section 12(g) of the Act:

                                                       None

Item 1.   Description of Registrant's Securities to be Registered.

          Common Stock, $0.50 Par Value (the "Common Stock")

     Subject to the prior rights of the Series 1995 Preferred Stock and any other shares of Preferred stock that may be issued from time to time, and except as otherwise set forth below, the shares of Common Stock of Comstock Resources, Inc. (the "Company") (1) are entitled to such dividends as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor; (2) are entitled to one vote per share on matters voted upon by the stockholders and have no cumulative voting rights; (3) have no preemptive or conversion rights; (4) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (5) are entitled, upon liquidation, to receive the assets of the Company remaining after the payment of corporate debts and the satisfaction of any liquidation preferences of the Series 1995 Preferred Stock and any other Preferred Stock, if issued. Although the Company's Articles of Incorporation do not deny preemptive rights to stockholders, under Nevada law no stockholders have preemptive rights with respect to shares that, upon issuance, are registered under Section 12 of the Exchange Act. The Common Stock is currently registered under Section 12 of the Exchange Act.

     Because the shares of Common Stock do not have cumulative voting rights, the holders of a majority of the shares voting for the election of directors can elect all members of the class of the Company's classified Board of Directors that are to be elected at a meeting of the stockholders, subject to any rights of the holders of the Series 1995 Preferred Stock.

   Item 2.                             Exhibits

     1. -- Rights Agreement dated as of December 10, 1990, by and between the Company and Society National Bank, as Rights Agent, which includes as Exhibit B the form of Rights Certificate. (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 14, 1990).

     2. -- First Amendment to the Rights Agreement, by and between the Company and Society National Bank (successor to Ameritrust Texas, N.A.), as Rights Agent, dated January 7, 1994 (incorporated herein by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

     3. -- Second Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. (successor to Society National
               Bank), as Rights Agent, dated April 1, 1995 (incorporated by reference to Exhibit 4.7 to the Company's 1995 Form 10-K).

     4. -- Third Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. (successor to Society National
               Bank), as Rights Agent, dated April 1, 1995 (incorporated by reference to Exhibit 4.8 to the Company's 1995 Form 10-K).

     5. -- Fourth Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. (successor to Society National
               Bank), as Rights Agent, dated April 1, 1995 (incorporated by reference to Exhibit 4.9 to the Company's 1995 Form 10-K).

     6. -- All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

         SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereto duly authorized.


                            Comstock Resources, Inc.

                            By:   /s/ROLAND O. BURNS
                               ----------------------------
                                  Roland O. Burns
                                  Senior Vice-President and
                                  Chief Financial Officer


Date:  December 6, 1996

                                INDEX TO EXHIBITS


Exhibit                           Description

     1. Rights Agreement dated as of December 10, 1990, by and between the Company and Society National Bank, as Rights Agent, which includes as Exhibit B the form of Rights Certificate. (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 14, 1990).

     2. First Amendment to the Rights Agreement, by and between the Company and Society National Bank (successor to Ameritrust Texas, N.A.), as Rights Agent, dated January 7, 1994 (incorporated herein by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

     3. Second Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. (successor to Society National
               Bank), as Rights Agent, dated April 1, 1995 (incorporated by reference to Exhibit 4.7 to the Company's 1995 Form 10-K).

     4. Third Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. (successor to Society National
               Bank), as Rights Agent, dated April 1, 1995 (incorporated by reference to Exhibit 4.8 to the Company's 1995 Form 10-K).

     5. Fourth Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. (successor to Society National
               Bank), as Rights Agent, dated April 1, 1995 (incorporated by reference to Exhibit 4.9 to the Company's 1995 Form 10-K).

     6. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.